FOR IMMEDIATE RELEASE	Contact:	Scott E. Lied
	Phone:	717-733-4181

ENB Financial Corp Reports First Quarter 2019 Results

(April 12, 2019) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the first quarter of 2019 of $2,603,000, a $218,000, or 7.7% decrease, from the $2,821,000 earned during the first quarter of 2018. Basic and diluted earnings per share for the first quarter of 2019 were $0.91 compared to $0.99 for the same period in 2018.

Earnings for the first quarter in 2018 were elevated as a result of life insurance proceeds received from a bank owned life insurance (BOLI) policy. This net death benefit resulted in $913,000 of additional first quarter 2018 earnings. Without this BOLI income, first quarter 2018 net income would have been $1,908,000, with $0.67 earnings per share (non-GAAP).

The Corporation’s net interest income (NII) increased by $1,233,000, or 15.9%, for the three months ended March 31, 2019, compared to the same period in 2018. The increase in NII primarily resulted from an increase in interest and fees on loans of $1,625,000, or 25.4%, for the three months ended March 31, 2019, compared to the same period in 2018. This increase was partially offset by an increase in interest expense of $405,000, or 52.3%, comparing the first quarter of 2019 to the first quarter of 2018.

The Corporation recorded $180,000 of provision expense in the first quarter of 2019, compared to $190,000 for the first quarter of 2018. The allowance as a percentage of total loans was 1.25% as of March 31, 2019, compared to 1.33% as of March 31, 2018.

Gains on securities transactions were $98,000 for the three months ended March 31, 2019, an increase of $33,000, or 50.8%, compared to the three months ended March 31, 2018. With market rates declining during the first quarter of 2019, management was able to sell securities at slightly higher gains compared to the same quarter in the prior year.

Gains on the sale of mortgages increased by $114,000, or 48.5%, for the three months ended March 31, 2019, compared to the prior year’s period. Mortgage production was much higher during the first quarter of 2019 compared to 2018, resulting in higher gains that were partially offset by lower valuations of new mortgage servicing assets.

Total operating expenses increased $398,000, or 5.0%, for the three months ended March 31, 2019, compared to the same period in 2018. Salary and benefit expenses, which make up the largest portion of operating expenses, increased $228,000, or 4.6%, for the three months ended March 31, 2019, compared to the same period in 2018. These costs were higher due to increased salaries due to staff additions as well as annual merit increases. Benefit costs were higher in the first quarter of 2019 primarily due to higher health insurance costs.

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ENB FINANCIAL CORP

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the first quarter of 2019 were 0.97% and 10.22%, respectively, compared to 1.12% and 11.72% for the first quarter of 2018. Excluding the BOLI death benefit income, the Corporation’s ROA and ROE would have been 0.76% and 7.93% for the quarter ended March 31, 2018 (non-GAAP).

As of March 31, 2019, the Corporation had total assets of $1.11 billion, up 7.9%; total stockholders’ equity of $106.9 million, up 9.6%; total deposits of $929.8 million, up 8.6%; and total loans of $710.1 million, up 16.5%, from the balances as of March 31, 2018.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	March 31,		%
Balance Sheet	2019	2018	Change

Securities	$297,267	$316,903	-6.2%
Total loans	710,135	609,515	16.5%
Allowance for loan losses	8,886	8,083	9.9%
Total assets	1,112,198	1,030,309	7.9%
Deposits	929,801	856,199	8.6%
Total borrowings	72,478	74,133	-2.2%
Stockholders' equity	106,858	97,534	9.6%

	Three Months Ended
	March 31,
Income Statement	2019	2018

Net interest income	$8,983	$7,750
Provision for loan losses	180	190
Noninterest income	2,544	3,380
Noninterest expense	8,282	7,884
Income before taxes	3,065	3,056
Provision for income taxes	462	235
Net income	2,603	2,821

Per Share Data
Earnings per share	0.91	0.99
Dividends per share	0.30	0.28

Earnings Ratios
Return on average assets (ROA)	0.97%	1.12%
Return on average stockholders' equity (ROE)	10.22%	11.72%
Net interest margin	3.59%	3.43%
Efficiency ratio	71.20%	68.50%

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